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                          Allied Research Corporation                EXHIBIT 21

                             LIST OF SUBSIDIARIES

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1. ARC Europe, S.A., a Belgian Corporation

   Wholly-owned and majority owed Belgian subsidiaries of ARC Europe S.A.

      A. Mecar S.A., a Belgian Corporation

      B. Sedachim, S.I.

      C. VSK Electronics N.V.

         (1) Belgian Automation Units, N.V. (100% owned)

         (2) I.D.C.S., N.V.

         (3) Vigitec S.A.

      C. Tele Technique Generale

2. Barnes & Reinecke, Inc., a Delaware Corporation

3. Allied Research Corporation Limited, a U.K. Corporation

4. ARC Services, Inc., a Delaware Corporation

5. Allied Environmental, Inc.

6. Energa Corporation

7. ARC International Sales Corporation, a Barbados corporation


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